Exhibit 4.4

ZION OIL & GAS, INC.

2021 OMNIBUS INCENTIVE PLAN

I. PURPOSE

Zion Oil & Gas, Inc. previously established an equity incentive compensation plan known as the 2011 Equity Incentive Plan, amended (the “Equity Plan”). The Company also maintains an equity and deferred compensation plan for nonemployee directors of the Company known as the 2011 Non-Employee Directors Stock Option Plan, amended (the “Directors’ Plan”). Effective as of June 20, 2021 and subject to approval of the Company’s shareholders, the Board of Directors of the Company amends and restates the Equity Plan as set forth in this document, which shall be known as the ZION OIL & GAS 2021 OMNIBUS INCENTIVE PLAN (the “Plan”), and further consolidates the Directors’ Plan with and into the Plan.

The purpose of the Plan is to provide a means through which the Company and its Affiliates may attract highly-qualified persons to serve as Employees, Directors and Consultants of the Company and its Affiliates and to provide a means whereby those individuals, whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Other Stock-Based Awards, Cash-Based Awards and Dividend Equivalents, or any combination of the foregoing, as is best suited to the circumstances of the particular Employee, Consultant or Director as determined by the Compensation Committee in its sole discretion.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan, unless specifically modified by any paragraph:

(a) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b) “Award” means, individually or collectively, any Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Other Stock-Based Awards, Cash-Based Awards or Dividend Equivalents granted under the terms of the Plan.

(c) “Award Notice” means a written notice setting forth the terms of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash-Based Award” means an Award denominated and paid in cash pursuant to Paragraph XII(b) of the Plan.

(f) Cause,” with respect to a Participant, means “Cause” as defined in any applicable employment or other service agreement between the Participant and the Company or an Affiliate or, if such an agreement does not exist or does not contain a definition of “Cause,” “Cause” means (i) the commission by the Participant of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an Affiliate), (ii) a conviction of the Participant (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of the Participant to follow the written directions of the chief executive officer of the Company or the Board, in the case of executive officers of the Company; (iv) willful misconduct as an Employee, Director or Consultant, as applicable, of the Company or an Affiliate; (v) willful failure of the Participant to render services to the Company or an Affiliate in accordance with his employment or other service arrangement, which failure amounts to a material neglect of his or her duties to the Company or an Affiliate; (vi) material violation of the Company’s Code of Conduct: (vii) use of alcohol or illicit drugs in the workplace or otherwise in a manner that has or may reasonably expect to have a detrimental effect on the Participant’s performance, Participant’s duties to the Company, or the reputation of the Company or any Affiliate. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Cause” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(h) “Committee” means the Compensation Committee of the Board, or any other committee designated by the Board to administer the Plan.

(i) “Common Stock” means the common stock, par value $0.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XIII.

(j) “Company” means Zion Oil & Gas, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement. If an entity ceases to be an Affiliate of the Company, a Participant then providing consulting services to such entity shall be deemed to have terminated his or her consultancy with the Company and its Affiliates and shall cease to be a Consultant under the Plan. For purposes of any Award granted to a person residing outside of the United States, the Committee may revise the definition of “Consultant” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(l) “Corporate Change” means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”); provided, however, that for purposes of this subsection (i), any acquisition by any Person pursuant to a transaction which complies with clause (A) of subsection (iii) of this definition shall not constitute a Corporate Change; or

(ii) Individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) The consummation of a reorganization, merger or consolidation involving the Company or any of its subsidiaries, or the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Resulting Corporation in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. The term “Resulting Corporation” means (1) the Company or its successor, or (2) if as a result of a Corporate Transaction the Company or its successor becomes a subsidiary of another entity, then such entity or the parent of such entity, as applicable, or (3) in the event of a Corporate Transaction involving the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, then the transferee of such assets in such Corporate Transaction.

Notwithstanding the foregoing, if a Corporate Transaction constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (i), (ii) or (iii) above with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

(m) “Director” means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law and who is serving on the Board on the Effective Date of the Plan, or is subsequently elected or appointed to the Board.

(n) “Directors’ Plan” means the 2011 Non-Employee Directors Stock Option Plan, as it existed prior to the adoption of the Plan.

(o) “Disability” means any physical or mental condition for which the Participant would be eligible to receive long-term disability benefits under the Company’s long-term disability plan. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(p) “Dividend Equivalent” means a right to receive the equivalent value (in cash or in shares of Common Stock) of dividends paid on shares of Common Stock, awarded under Paragraph XII(c) of the Plan.

(q) “Effective Date” shall have the meaning set forth in Paragraph III of the Plan.

(r) “Employee” means any person who is an employee of the Company or any Affiliate. If an entity ceases to be an Affiliate of the Company, a Participant employed by such entity shall be deemed to have terminated his employment with the Company and its Affiliates and shall cease to be an Employee under the Plan. For any and all purposes under the Plan, the term “Employee” shall exclude an individual hired as an independent contractor, leased employee, Consultant, or a person designated by the Committee, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan, even if such ineligible individual is subsequently determined to be an employee by any governmental or judicial authority. For purposes of any Award granted to a person residing outside of the United States, the Committee may revise the definition of “Employee” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(s) “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

(t) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(u) “Fair Market Value” of a share of Common Stock means, as of any specified date: (i) if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq exchange, the closing sales price of a share of Common Stock on that date, or if no prices are reported on that date, on the last preceding day on which the Common Stock was traded, as reported by such exchange, as the case may be; and (ii) if the Common Stock is not listed on a national securities exchange or quoted on Nasdaq, but is traded in the over-the-counter market, the average of the bid and asked prices for a share of Common Stock on the most recent date on which the Common Stock was publicly traded. In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in good faith in such manner as it deems appropriate.

(v) “Incentive Stock Option” means an Option granted under Paragraph VII of the Plan that is intended to qualify as an incentive stock option and conforms to the requirements of Section 422 of the Code.

(w) “Non-Qualified Option” means an Option granted under Paragraph VII of the Plan that is not an Incentive Stock Option.

(x) “Option” means an option to purchase shares of Common Stock granted under Paragraph VII of the Plan that may be either an Incentive Stock Option or a Non-Qualified Option.

(y) “Other Stock-Based Award” means a payment in the form of shares of Common Stock, an Award that is valued in whole or in part by reference to, or otherwise based on, shares of Common Stock, or another right to purchase shares of Common Stock, as part of a bonus, deferred compensation or other arrangement, awarded under Paragraph XII(a) of the Plan.

(z) “Participant” means an Employee, Consultant or Director who has been granted an Award under the Plan.

(aa) “Performance Award” means an opportunity for a Participant to earn compensation if certain Performance Measures or other criteria are met, as described in Paragraph XI of the Plan.

(bb) “Performance Measure” means any performance objective established by the Committee in its sole discretion relating to any one or more of the following criteria:

a. the price of a share of Common Stock;

b. earnings per share;

c. market share;

d. sales;

e. net income (before or after taxes);

f. cash flow return on investment and/or cash value added;

g. earnings before or excluding interest, taxes, depreciation, amortization or any other items designated by the Committee;

h. earnings before or excluding interest, taxes or any other items designated by the Committee;

i. economic value added;

j. return on stockholders’ equity;

k. return on capital (including return on total capital or return on invested capital);

l. total stockholders’ return;

m. working capital;

n. selling, general and administrative expense;

o. gross margin and/or gross margin percent;

p. operating margin and/or operating margin percent,

q. revenue;

r. revenue growth or product revenue growth;

s. pre-tax or after-tax income or loss (before or after allocation of corporate overhead and bonus);

t. net earnings or loss;

u. return on assets or net assets;

v. attainment of strategic and operational initiatives;

w. gross profits;

x. comparisons with various stock market indices;

y. reductions in cost;

z. improvement in or attainment of expense levels or working capital levels;

aa. year-end cash;

ab. debt reduction;

ac. free cash flow, operating cash flow, and/or working cash flow;

ad. quality metrics;

ae. employee satisfaction;

af. implementation or completion of projects and processes;

ag. customer satisfaction;

ah. budget management;

ai. debt covenant leverage ratios;

aj. financing;

ak. safety;

al. environmental, social and governance and

am. such other objective or subjective criteria that the Committee shall determine from time to time.

A performance target based on any one or more Performance Measures may be absolute or relative to (i) one or more other companies, (ii) one or more indexes or (iii) to one or more prior year’s performance. Further, a performance target may be based on the performance of the Company or any business unit of the Company designated by the Committee. A performance target based on any one or more Performance Measures may be subject to objectively determinable adjustments, including one or more of the following items or events: (i) items related to changes in accounting standards (including changes required by the Financial Accounting Standards Board); (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to events of an “unusual nature” and/or of a type that indicate “infrequency of occurrence”, each as defined in FASB Accounting Standards Update 2015-01, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions.

(cc) “Plan” means this 2021 Omnibus Incentive Plan, as may be amended or restated from time to time.

(dd) “2011 Plans” means the 2011 Equity Incentive Plan and the 2011 Non-Employee Directors Stock Option Plan, as they existed prior to the Effective Date of this Plan. All Awards previously issued under the 2011 Plans will continue to be governed by the terms of the 2011 Plans.

(ee) “Restricted Stock” means Common Stock subject to certain restrictions, as described in Paragraph VIII of the Plan.

(ff) “Restricted Stock Unit” means a promise to deliver a share of Common Stock, or the Fair Market Value of such share in cash, in the future if certain criteria are met, as described in Paragraph IX of the Plan.

(gg) “Retirement” means a Termination of Service, other than due to Cause or death.

(hh) “Stock Appreciation Right” means a right entitling the Participant to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the Fair Market Value of a share of Common Stock on the date of grant, as described in Paragraph X of the Plan.

(ii) “Substitute Award” mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

(jj) “Termination of Service” means a Participant’s termination of employment, if an Employee, a termination of consultancy, if a Consultant, or a termination of service, if a Director, as the case may be. A Participant who is both an Employee or Consultant and a Director shall not incur a Termination of Service until the Participant terminates both positions.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective upon the date of its approval by the Company’s stockholders (the “Effective Date”). The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may not be granted or awarded under the Plan prior to such stockholder approval. No Awards may be granted under the Plan after the completion of ten (10) years from the Effective Date of the Plan. The Plan shall remain in effect until all Awards granted under the Plan have been exercised or expired or vested or forfeited.

IV. ADMINISTRATION

(a) Composition of Compensation Committee. The Plan shall be administered by the Committee; provided, however, that any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; provided, further, that Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two (2) or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function).

(b) Powers. Subject to Paragraph IV(d), and the other express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees, Consultants or Directors shall receive an Award, the time or times when such Award shall be made, the terms and conditions of an Award (including, but not limited to, the exercise price, any applicable Performance Measures or performance targets established with respect to any Performance Measures, the vesting schedule, any restrictions on the Award, and accelerations or waivers of any vesting or other restrictions on the Award), the type of Award that shall be made (or subject to applicable law, providing a Participant a choice between types of Awards), the number of shares subject to an Award and the value of an Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees, Consultants or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee, in its sole discretion, shall deem relevant.

(c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the Award Notices hereunder, to prescribe, interpret, revise and rescind rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the notice relating to each Award, including such terms, restrictions and provisions as shall be required in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any notice relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. Any determination or decision made by the Committee or its delegate (pursuant to Paragraph IV(d)) under the terms of the Plan shall be made in the sole discretion of the Committee or such delegate and shall be final and binding on all persons, including the Company and Participants, but subject to ratification by the Board if the Board so provides.

(d) Delegation of Powers. To the extent permitted by law and the Company’s governing documents (e.g., articles of incorporation, bylaws and charter documents), the Committee may delegate to one or more of its members, or to one or more officers of the Company, or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. To the extent permitted by applicable law, the Company’s governing documents and the rules of the applicable stock exchange, the Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee may not delegate such responsibilities with respect to Awards granted to a Nonemployee Director or individuals who are subject to Section 16(b) of the Exchange Act; (ii) the resolution providing such authorization sets forth the number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

No member of the Committee or officer of the Company or an Affiliate to whom the Committee has delegated authority in accordance with the provisions of Paragraph IV of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company or Affiliate in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(e) Awards Outside of the United States. With respect to any Participant or eligible Employee or Consultant who is resident outside of the United States, the Committee may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law, to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Committee may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes. Participants, Employees, or Consultants, who are residents of the country of Israel or who are deemed to be residents of the country of Israel for the payment of tax, shall be subject Section 102 of the Israeli Tax Ordinance and to Appendix – Israel to the 2021 Omnibus Incentive Plan. The Committee has the sole discretion to amend or vary the terms of the Plan in order to conform such terms with the requirements under Section 102 of the Israeli Tax Ordinance.

V. SHARES SUBJECT TO THE PLAN; AWARD LIMITATIONS

(a) Shares Subject to the Plan. Subject to adjustment as provided in Paragraph XIII, the aggregate number of shares of Common Stock that may be issued under the Plan shall be approximately 38,000,000 shares of Common Stock, which includes approximately 14,348,500 shares of Common Stock previously authorized for issuance under the Equity Plan and approximately 6,475,000 shares of Common Stock previously authorized for issuance under the Directors Plan; provided, such limitation may be increased subject to approval by the Company’s stockholders. The increase shall be 18,000,000 in additional authorized shares of Common Stock (the “Share Increase”). The prior plans will terminate on the effective date of the new Plan, no further grants will be made from any prior plan and any available shares on the effective date of the new Plan will roll over into the new Plan reserve. If any shares of Common Stock subject to an Award are cancelled, expired, forfeited, settled in cash, or otherwise terminated, such shares shall, to the extent of such forfeiture, expiration, cancellation or cash settlement, again be available for future grants under the Plan. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant under this Paragraph V(a) and shall not be available for future grants of Awards under the Plan: (i) shares of Common Stock that are tendered or withheld to satisfy tax withholding obligations with respect to an Award or to pay the exercise price of an Option; (ii) shares of Common Stock subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; or (iii) shares of Common Stock purchased on the open market with cash proceeds from the exercise of Options. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the aggregate limitation of the Plan as provided herein. The maximum number of shares of Common Stock that may be issued pursuant to Incentive Stock Options may not exceed 20,000,000 shares.

(b) Limitation on Awards to Directors. The maximum value of Awards (determined as of the date of grant under applicable accounting standards) granted to any independent Director for services as a Director during any twelve (12)-month period shall not exceed $500,000.

(c) Stock Offered. Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

(d) Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan, except as may be required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan; provided that Awards using such available shares of Common Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

VI. ELIGIBILITY AND GRANT OF AWARDS

(a) Eligibility. Subject to the delegation of power in Paragraph IV(d), the Committee, in its sole discretion, may from time to time grant Awards under the Plan as provided herein to any individual who, at the time of grant, is an Employee, Consultant or a Director. An Award may be granted on more than one occasion to the same person, subject to the limitations set forth in the Plan. The Plan is discretionary in nature, and the grant of Awards by the Committee is voluntary. The Committee’s selection of an eligible Employee, Consultant or Director to receive an Award in any year or at any time shall not require the Committee to select such Employee, Consultant or Director to receive an Award in any other year or at any other time. The Committee shall consider such factors as it deems pertinent in selecting Participants.

(b) Form of Awards Available. Awards may include Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Other Stock-Based Awards, Cash-Based Awards, Dividend Equivalents or any combination thereof. The selection of an Employee, Consultant or Director to receive one type of Award under the Plan does not require the Committee to select such Employee, Consultant or Director to receive any other type of Award under the Plan. The Committee shall consider such factors as it deems pertinent in determining the type and amount of Awards granted.

(c) Award Notice. Each Award shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the minimum vesting requirements set forth in Paragraph VI(d) below, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not materially adverse to the Participant.

(d) Minimum Vesting Period. Each Award (or any portion thereof), other than Cash-Based Awards, granted under the Plan shall be subject to a vesting period of not less than one year from the date of grant, except where vesting occurs due to (i) a Participant’s death or Disability, or upon a Corporate Change solely to the extent provided in Paragraph XIV(a), or (ii) with respect to Awards which in aggregate do not exceed five percent (5%) of the total number of shares of Common Stock available under the Plan.

VII. STOCK OPTIONS

(a) Option Types and Option Period. Options may be in the form of Incentive Stock Options and/or Non-Qualified Options for eligible Employees (as described below), as determined by the Committee, in its sole discretion. Any Options granted to Directors or Consultants shall be Non-Qualified Options. Except as otherwise provided in Subparagraph (c) below or in an Award Notice providing for a shorter term, each Option shall expire ten (10) years from its date of grant (subject to earlier termination as described in Subparagraph (i) below or an applicable Award Notice).

(b) Vesting. Subject to the further provisions of the Plan, Options shall vest and become exercisable in accordance with such vesting schedule as the Committee may establish in its sole discretion, including, without limitation, vesting upon the satisfaction of one or more performance targets based on one or more Performance Measures. A Participant may not exercise an Option except to the extent it has become vested.

(c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an Employee of the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Options. The Committee shall determine, in accordance with applicable provisions of the Code, any applicable treasury regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the Option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative. A Participant shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Participant, or (b) one (1) year after the transfer of such shares of Common Stock to such Participant.

(d) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but such per share purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted, subject to Section IV (e) of awards outside of the United States. The Option or portion thereof shall be exercised, and any applicable taxes shall be withheld, in accordance with such procedures as are established or approved by the Committee. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Option granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or an Affiliate or a loan arranged by the Company or an Affiliate in violation of Section 13(k) of the Exchange Act. The acceptable method of payment by the Participant of the Option price, in whole or in part, shall be provided for in the Award Notice and may include: (i) cash, (ii) a check acceptable to the Company, (iii) the delivery of shares of Common Stock (including shares of Common Stock issuable pursuant to the exercise of the Option or shares of Common Stock that have been held by the Participant for such period of time as may be required by the Committee in its discretion) (plus cash if necessary), in each case, having a Fair Market Value equal to such Option price, (iv) a “cashless broker exercise” of the Option through any other procedures established or approved by the Committee with respect thereto, (v) withholding a number of shares of Common Stock otherwise deliverable upon the exercise of an Option having an aggregate Fair Market Value equal to such Option price, (vi) any other form of legal consideration acceptable to the Committee in its sole discretion or (vii) any combination of the foregoing.

(e) Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery to the Company, the stock administrator of the Company or such other person or entity designated by the Committee (i) full payment of the Option price and applicable withholding taxes with respect to the Option exercise and (ii) the required notice of exercise as set forth in the applicable Award Notice and all documents required pursuant to procedures established by the Committee.

(f) Restrictions on Repricing of Options. Except as provided in Paragraph XIII, the Committee may not amend any outstanding Option to lower the exercise price (or cancel and replace any outstanding Option with Options having a lower exercise price).

(g) Stockholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased upon exercise of the Option and registered in the Participant’s name.

(h) Effect of Termination of Service. Unless otherwise stated in the Award Notice or in any other written agreement between a Participant and the Company or an Affiliate thereof, upon a Participant’s Termination of Service:

(i) vested Options may be exercised only within three (3) months of such Termination of Service unless such Termination of Service results from Cause, in which event all outstanding vested Options held by such Participant shall be automatically forfeited unexercised on such termination; and

(ii) unvested Options shall automatically terminate and be cancelled unexercised on such date, unless such Termination of Service is (x) due to the Participant’s death or Disability, in which case all unvested Options shall become vested upon such termination (with all performance targets based on one or more Performance Measures, if any, applicable to such Options deemed achieved at 100% of target performance) or (y) due to the Participant’s Retirement, in which case a pro-rata portion of the unvested Options (based on the portion of the vesting period applicable to such unvested Options that has expired prior to the Participant’s Retirement) shall become vested (with all performance targets based on one or more Performance Measures, if any, applicable to such Options deemed achieved at 100% of target performance), and in either case, any Options held by such Participant that become vested pursuant to this subparagraph may be exercised by the Participant, the Participant’s legal representative, heir or devisee, as the case may be, within one (1) year from the date of the Participant’s Termination of Service; provided, however, that notwithstanding the foregoing, in no event shall the term of an Option extend beyond the tenth (10th) anniversary of its date of grant or, such shorter period, if any, as may be provided in the Award Notice.

VIII. RESTRICTED STOCK

(a) Restrictions to be established by the Committee. Restricted Stock shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant, including, without limitation, restrictions relating to:

(i) the attainment of one or more performance targets based on one or more Performance Measures;

(ii) the Participant’s continued service as an Employee, Consultant or Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each grant of Restricted Stock may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions. Restricted Stock shall be registered in the name of the Participant. Unless provided otherwise in an Award Notice, the Participant shall have the right to receive dividends with respect to Restricted Stock (provided that any such dividends shall be accrued and held until the underlying Award is vested), to vote Restricted Stock, and to enjoy all other stockholder rights, except that: (i) the Company shall retain custody of the Restricted Stock until the restrictions have expired; (ii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock until the restrictions have expired; and (iii) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Notice shall cause a forfeiture of the Restricted Stock. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment for Restricted Stock. The Committee shall determine the amount and form of payment required from the Participant in exchange for a grant of Restricted Stock, if any, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Restricted Stock, except to the extent otherwise required by law.

(d) Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

(f) Effect of Termination of Service. Unless otherwise stated in the Award Notice or in any other written agreement between a Participant and the Company or an Affiliate thereof, upon a Participant’s Termination of Service, unvested Restricted Stock shall be automatically cancelled and forfeited on such termination unless such Termination of Service is (x) due to the Participant’s death or Disability, in which case all restrictions applicable to such Restricted Stock shall lapse upon the date of such termination (with all performance targets based on one or more Performance Measures, if any, applicable to such Restricted Stock deemed achieved at 100% of target performance), or (y) due to the Participant’s Retirement, in which case all restrictions applicable to a pro-rata portion of such Restricted Stock (based on the portion of the vesting period applicable to such unvested Restricted Stock that has expired prior to the Participant’s Retirement) shall lapse upon the date of such termination (with all performance targets based on one or more Performance Measures, if any, applicable to such Restricted Stock deemed achieved at 100% of target performance).

IX. RESTRICTED STOCK UNITS

(a) Restrictions to be Established by the Committee. Restricted Stock Units shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Restricted Stock Units under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant, including, without limitation, restrictions relating to:

(i) the attainment of one or more performance targets based on one or more Performance Measures;

(ii) the Participant’s continued service as an Employee, Consultant or Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each Award of Restricted Stock Units may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions. The Participant shall not be entitled to vote the shares of Common Stock underlying the Restricted Stock Units or enjoy any other stockholder rights unless and until the restrictions have lapsed and such shares have been registered in the Participant’s name. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock Units. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment. Upon the lapse of the restrictions described in the Award Notice or at such time(s) as determined by the Committee at the time of grant and specified in the Award Notice (which time(s) shall be no earlier than the date upon which the applicable restrictions lapse and may be determined at the election of the Participant, if permitted by the applicable Award Notice), the Participant shall receive payment equal to the Fair Market Value of the shares of Common Stock underlying the Restricted Stock Units scheduled to be paid on such date, less applicable withholding. Payment shall be in the form of shares of Common Stock, cash, other equity compensation, or a combination thereof, as determined by the Committee. Subject to compliance with Section 409A of the Code, payment with respect to each Restricted Stock Unit shall be made no later than two and a half (2 1/2) months following the end of the calendar year or fiscal year, as applicable, in which the Restricted Stock Unit vests.

(d) Effect of Termination of Service. Unless otherwise stated in the Award Notice or in any other written agreement between a Participant and the Company or an Affiliate thereof, upon a Participant’s Termination of Service, unvested Restricted Stock Units shall be automatically cancelled and forfeited on such termination unless such Termination of Service is (x) due to the Participant’s death or Disability, in which case all unvested Restricted Stock Units shall become vested upon such termination (with all performance targets based on one or more Performance Measures, if any, applicable to such Restricted Stock Units deemed achieved at 100% of target performance), or (y) due to the Participant’s Retirement, in which case a pro-rata portion of such Restricted Stock Units (based on the portion of the vesting period applicable to such unvested Restricted Stock Units that has expired prior to the Participant’s Retirement) shall become vested upon the date of such termination (with all performance targets based on one or more Performance Measures, if any, applicable to such Restricted Stock Units deemed achieved at 100% of target performance).

X. STOCK APPRECIATION RIGHTS

(a) Restrictions to be Established by the Committee. Stock Appreciation Rights shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Stock Appreciation Rights under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant, including, without limitation, restrictions relating to:

(i) the attainment of one or more performance targets based on one or more Performance Measures;

(ii) the Participant’s continued service as an Employee, Consultant or Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each Award of Stock Appreciation Rights may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Stock Appreciation Rights. Such additional terms, conditions or restrictions shall be set forth in the Award Notice delivered in conjunction with the Award. Except as otherwise provided in an Award Notice providing for a shorter term, Stock Appreciation Rights shall expire ten (10) years from the date of grant (subject to earlier termination as described in Subparagraph (f) below or an applicable Award Notice).

(c) Exercise Price and Payment. The exercise price of the Stock Appreciation Rights shall not be less than the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Rights on the date of grant. Upon the lapse of the restrictions described in the Award Notice, the Participant shall be entitled to exercise his or her Stock Appreciation Rights at any time up until the end of the period specified in the Award Notice. The Stock Appreciation Rights, or portion thereof, shall be exercised and any applicable taxes withheld, in accordance with such procedures as are established or approved by the Committee. Upon exercise of the Stock Appreciation Rights, the Participant shall be entitled to receive payment in an amount equal to: (i) the difference between the Fair Market Value of the underlying shares of Common Stock subject to the Stock Appreciation Rights on the date of exercise and the exercise price; times (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised; less (iii) any applicable withholding taxes. Payment shall be made in the form of shares of Common Stock or cash, or a combination thereof, as determined by the Committee. Cash shall be paid in a lump sum payment and shall be based on the Fair Market Value of the underlying Common Stock on the exercise date.

(d) Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery to the Company, the stock administrator of the Company, or such other person or entity designated by the Committee (i) full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Stock Appreciation Right, or portion thereof, is exercised and (ii) the required notice of exercise as set forth in the applicable Award Notice and all documents required pursuant to procedures established by the Committee.

(e) Effect of Termination of Service. Unless otherwise stated in the Award Notice or in any other written agreement between a Participant and the Company or an Affiliate thereof, upon a Participant’s Termination of Service, unvested Stock Appreciation Rights shall be automatically cancelled and forfeited on such termination unless such Termination of Service is (x) due to the Participant’s death or Disability, in which case all unvested Stock Appreciation Rights shall become vested upon such termination (with all performance targets based on one or more Performance Measures, if any, applicable to such Stock Appreciation Rights deemed achieved at 100% of target performance), or (y) due to the Participant’s Retirement, in which case a pro-rata portion of the unvested Stock Appreciation Rights (based on the portion of the vesting period applicable to such unvested Stock Appreciation Rights that has expired prior to the Participant’s Retirement) shall become vested upon such termination (with all performance targets based on one or more Performance Measures, if any, applicable to such Stock Appreciation Rights deemed achieved at 100% of target performance).

XI. PERFORMANCE AWARDS

(a) Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the maximum value or maximum number of shares of Common Stock (as applicable) of the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

(b) Performance Measures and Other Criteria. A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, or a division or department of the Company or any Affiliate, during the performance period. With respect to Performance Awards, either (i) prior to the beginning of the performance period or (ii) within ninety (90) days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that twenty-five percent (25%) of the performance period has elapsed, the Committee shall, in writing, (a) select the Performance Measures applicable to the performance period and (b) establish the performance targets and amounts of such Performance Awards, as applicable, which may be earned for such performance period based on the Performance Measures. The vesting of Performance Awards shall be based on such conditions as determined by the Committee in its sole discretion on the date of grant, including, without limitation, vesting conditions relating to:

(i) the Participant’s continued service as an Employee, Consultant or Director for a specified period of time;

(ii) the attainment of one or more performance targets based on one or more Performance Measures;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing;

The Committee, in its sole discretion, may also provide for an adjustable Performance Award value based upon the level of achievement of Performance Measures.

(c) Award Criteria. In determining the value of a Performance Award, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, total annual compensation and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period.

(d) Types of Performance Awards. Notwithstanding anything to contrary in this Paragraph XI, the Committee may grant Performance Awards payable based on the attainment of performance targets based on Performance Measures or other criteria, whether or not objective, which are established by the Committee in its sole discretion in each case on a specified date or dates or over any period or periods determined by the Committee.

(e) Payment. Following the end of the performance period and subject to the applicable vesting requirements, the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the maximum value or maximum number of shares of Common Stock (as applicable) of the Performance Award, based on the achievement of the performance targets based on one or more Performance Measures for such performance period, as determined and certified in writing, prior to such payment, by the Committee. Notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, decrease the amount payable pursuant to a Performance Award below the amount that would otherwise be payable upon on the achievement of the applicable performance targets. Payment of a Performance Award may be made in cash, Common Stock, Options or other equity compensation, or a combination thereof, as determined by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of a share of Common Stock on the payment date. Subject to compliance with Section 409A of the Code, payment of the portion of the Award vesting shall be made no later than two and a half (2 1/2) months following the end of the calendar year or fiscal year, as applicable, in which the Performance Award vests.

(f) Effect of Termination of Service. Unless otherwise stated in the Award Notice or in any other written agreement between a Participant and the Company or an Affiliate thereof, upon a Participant’s Termination of Service, unvested Performance Awards shall be automatically cancelled and forfeited on such termination unless such Termination of Service is (x) due to the Participant’s death or Disability, in which case all unvested Performance Awards shall become vested upon such termination (with the level of performance determined by the Committee as of the date of such termination or, if such performance level has not yet been determined, at 100% of target performance), or (y) due to the Participant’s Retirement, in which case a pro-rata portion of such unvested Performance Awards (based on the portion of the performance period applicable to such Performance Awards that has expired prior to the Participant’s Retirement) shall become vested upon such termination (with the level of performance determined by the Committee as of the date of such termination or, if such performance level has not yet been determined, at 100% of target performance).

XII. OTHER AWARDS

(a) Other Stock-Based Awards. The Committee is authorized to grant Other Stock-Based Awards to any Employee, Consultant or Director. The number or value of shares of Common Stock of any Other Stock-Based Award shall be determined by the Committee and may be based upon one or more performance targets based on one or more Performance Measures or any other specific criteria, including service to the Company or any Affiliate, as determined by the Committee. Shares underlying an Other Stock-Based Award which is subject to a vesting schedule or other conditions or criteria set by the Committee shall not be issued until those conditions have been satisfied. Unless otherwise provided by the Committee, the holder of an Other Stock-Based Award shall have no rights as a Company stockholder with respect to such Other Stock-Based Award until such time as the Other Stock-Based Award has vested and the shares underlying the Other Stock-Based Award have been issued to the holder. Other Stock-Based Awards may, but are not required to, be granted in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Employee, Consultant or Director.

(b) Cash-Based Awards. The Committee is authorized to grant Cash-Based Awards to any Employee, Consultant or Director upon such terms as the Committee may determine. The value of the Cash-Based Award shall be determined by the Committee and may be based upon one or more performance targets based on one or more Performance Measures or any other specific criteria, including the Participant’s continued service as an Employee, Consultant or Director for a specified period of time. Cash-Based Awards may, but are not required to, be granted in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Employee, Consultant or Director.

(c) Dividend Equivalents. Dividend Equivalents may be granted by the Committee based on dividends declared on shares of Common Stock, provided that any such Dividend Equivalents shall be accrued and held underlying Award is vested. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such restrictions and limitations as may be determined by the Committee. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

XIII. RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends. In the event that the Company effects a subdivision or consolidation of shares of Common Stock or the payment of a dividend on Common Stock which is paid in the form of Company stock without receipt of consideration by the Company, other than an Equity Restructuring, the number of shares of Common Stock with respect to which any outstanding Award may thereafter be exercised or satisfied, shall be adjusted as follows: (i) in the event of an increase in the number of outstanding shares, the number shares of Common Stock subject to the Award shall be proportionately increased, and the purchase price per share shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, the number of shares of Common Stock subject to the Award shall be proportionately reduced, and the purchase price per share shall be proportionately increased, other than in the event of a Company-directed share repurchase program. Any fractional share resulting from such adjustment shall be rounded up to the next whole share. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

(c) Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalization, reorganization, merger, consolidation, combination, stock split, stock dividend, spin-off, exchange or other relevant changes in capitalization or distributions to the holders of Common Stock that is not subject to Subparagraphs (b) or (d) of this Paragraph XIII and that would have the effect of diluting or enlarging the rights of Participants (excluding, for the avoidance of doubt, any Equity Restructuring), each Award and any notice evidencing such Award shall be subject to equitable or proportionate adjustment by the Committee at its sole discretion as to the number, kind and price of shares of Common Stock or other securities or property subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XIII, other than an Equity Restructuring, the aggregate number of and kind shares available under the Plan, and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

(d) Equity Restructurings. In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Subparagraphs (a) - (c) of this Paragraph XIII:

(i) the number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii) the Committee shall make such equitable adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares of Common Stock that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Paragraph V on the maximum number and kind of shares which may be issued under the Plan and of the Award limits). The adjustments provided under this Subparagraph (d) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(e) No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

XIV. EFFECT OF CORPORATE CHANGE

(a) Default Vesting Provisions. Unless otherwise provided for in an individual Award Notice or employment agreement, and except to the extent that an Award meeting the requirements of Paragraph XIV(b) (a “Replacement Award”) is provided to the Participant to replace an existing Award (the “Replaced Award”), upon a Corporate Change, all then-outstanding Awards held by a Participant and not previously vested shall become 100% vested; provided that if the achievement of the performance goals applicable to an Award have not been measured, then such performance goals shall be deemed satisfied as if target performance was achieved. Awards that become vested pursuant to this Paragraph XIV(a) shall be paid or delivered in accordance with the terms of the applicable award agreements, including any discretion of the Company to issue shares in book entry form or cash. Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Code, the acceleration of vesting under this Paragraph XIV(a) shall not cause an impermissible acceleration of payment or change in form of payment of such award under Section 409A of the Code.

(b) Definition of Replacement Award.

(i) An Award shall qualify as a Replacement Award if: (i) it is of the same type as the Replaced Award (or, it is of a different type as the Replaced Award, provided that the Committee, as constituted immediately prior to the Corporate Change, finds such type acceptable); (ii) it has an intrinsic value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities of the Company or its successor in the Corporate Change or another entity that is affiliated with the Company or its successor following the Corporate Change; (iv) its terms and conditions comply with Paragraph XIV(b)(ii); (v) vesting conditions continue on the same terms as set forth in the Replaced Award; and (vi) its other terms and conditions are not less favorable to the holder of the Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Corporate Change). Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Paragraph XIV(b) are satisfied shall be made by the Committee, as constituted immediately before the Corporate Change, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are Options or Stock Appreciation Rights by reference to either their intrinsic value or their fair value.

(ii) Upon an involuntary termination of service of a Participant by the Company or its successor other than for Cause within eighteen (18) months following the Corporate Change, all Replacement Awards held by the Participant shall become fully vested and free of restrictions. Replacement Awards in the form of (i) Options or Stock Appreciation Rights shall remain fully exercisable according to the terms of the applicable Award agreement, and (ii) other Awards shall be paid or settled upon or within sixty (60) days of such Participant’s termination of service. Notwithstanding the foregoing, with respect to any Award that is considered deferred compensation subject to Section 409A of the Code, settlement of such Award shall be made pursuant to its original schedule if necessary to comply with Section 409A of the Code.

(c) Cash out of Awards.

(i) Unless otherwise provided for in an Award agreement and in all events subject to the requirements of Paragraph XIV(a), in the event of a Corporate Change, with respect to any outstanding Option or Stock Appreciation Right, the Committee shall have discretion to cause a cash payment to be made to the person who then holds such Option or Stock Appreciation Right, in lieu of the right to exercise such Option or Stock Appreciation Right or any portion thereof. In the event the Committee exercises its discretion to cause such cash payment to be made, the amount of such cash payment shall be equal to the amount by which (i) the aggregate fair market value (on the date of the Corporate Change) of the shares of Common Stock that are subject to such Option or Stock Appreciation Right exceeds (ii) the aggregate exercise price under such Option or Stock Appreciation Right. If the aggregate Fair Market Value (on the date of the Corporate Change) of the shares of Common Stock that are subject to such Option or Stock Appreciation Right is less than the aggregate exercise price of such shares under such Option or Stock Appreciation Right, such Option or Stock Appreciation Right shall be cancelled without any payment.

(ii) Unless otherwise provided for in an Award agreement and subject to the requirements of Paragraph XIV(a), in the event of a Corporate Change, with respect to an Award (other than an Option or Stock Appreciation Rights that would otherwise be payable in shares of Common Stock, the Committee shall have discretion to cause the payment of such Award to be made in cash instead of shares of Common Stock. In the event the Committee exercises its discretion to cause such cash payment to be made, the amount of such cash payment shall be equal to the aggregate Fair Market Value, on the date of the Corporate Change, of the shares of Common Stock that would otherwise then be payable under such Award.

(iii) In the event the terms of a transaction impose an escrow, holdback, earnout or similar condition on payments to shareholders of the Company, the Committee may, in its discretion, require that amounts payable to Participants under or with respect to any Award in connection with such transaction also be subject to escrow, holdback, earnout or similar conditions on similar terms and conditions as such provisions apply to the shareholders of the Company, provided, however, that any such payments are required to be made by the fifth anniversary of such transaction or otherwise comply with Section 409A of the Code.

XV. AMENDMENT AND TERMINATION OF THE PLAN

Except as otherwise provided in this Paragraph XV or Paragraph XVI(l) below, the Board or Committee in its discretion may terminate the Plan or alter, modify or amend the Plan or any part thereof at any time or from time to time; provided that no action of the Board or Committee may materially impair the rights of a Participant with respect to any outstanding Award without the consent of the Participant, and provided, further, that neither the Board nor the Committee may, without approval of the stockholders of the Company, or except as provided under Paragraph XIII, (a) increase the maximum aggregate number of shares that may be issued under the Plan under Paragraph V(a), (b) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Paragraph VII(g), or (c) cancel any outstanding Option or Stock Appreciation Right in exchange for cash or another Award when the per share price of the Option or Stock Appreciation Right exceeds the Fair Market Value of the underlying shares of Common Stock. In addition, the Company shall obtain stockholder approval of any amendment to the Plan to the extent necessary to comply with any applicable law or the requirements of any securities exchange on which the Common Stock is then-listed.

XVI. MISCELLANEOUS

(a) Term of Awards. The term of each Award shall be for such period as determined by the Committee; provided, that in no event shall the term of any such Award exceed a period of ten (10) years (or such shorter term as may be required in respect of Incentive Stock Options).

(b) No Right to an Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Other Stock-Based Awards, Cash-Based Awards, Dividend Equivalents or any other rights hereunder except as may be evidenced by an Award Notice, and then only to the extent and on the terms and conditions expressly set forth therein.

(c) Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation purposes, including Section 409A of the Code. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Common Stock or make payments; provided the Committee first determines in its sole discretion that the structure of such trusts or other arrangements shall not cause any change in the “unfunded” status of the Plan.

(d) No Service/Membership Rights Conferred. Nothing contained in the Plan or any Award shall (i) confer upon any Employee, Consultant or Director any right to continued employment, consultancy or other service with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment, consultancy or other service relationship at any time.

(e) Compliance with Securities Laws. The Company shall not be obligated to issue any shares of Common Stock pursuant to an Award granted under the Plan at any time when the shares covered by such Award have not been registered pursuant to applicable U.S. federal, state or non-U.S. securities laws, or, in the opinion of legal counsel for the Company, the issuance and sale of such shares is not covered under an applicable exemption from such registration requirements.

(f) No Fractional Shares. No fractional shares of Common Stock nor cash in lieu of fractional shares of Common Stock shall be distributed or paid pursuant to an Award. For purposes of the foregoing, any fractional shares of Common Stock shall be rounded up to the nearest whole share.

(g) Tax Obligations; Withholding of Shares. The Company and its Affiliates shall have the authority to deduct or withhold, or require a Participant to remit or pay to the Company or its Affiliates, an amount sufficient to satisfy U.S. federal, state, local or non-U.S. income and social insurance taxes (including, without limitation, the Participant’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Participant and arising as a result of the Plan. Notwithstanding the foregoing, the Company and its Affiliates may, in its sole discretion and in satisfaction of the foregoing requirement, withhold or permit the Participant to elect to have the Company withhold a sufficient number of shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award (or allow the surrender of shares of Common Stock). The number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares of Common Stock that have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the applicable maximum individual statutory tax rate for U.S. federal, state, local or non-U.S. income and social insurance taxes and payroll taxes, as determined by the Committee. For purposes of the foregoing, the Committee may establish such rules, regulations and procedures as it deems necessary or appropriate in general and for Non-Employee Participants.

(h) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or an Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, regardless of whether such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, representative of a Participant, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(i) No Stockholder Rights; Restrictions on Transfer. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Common Stock covered by an Award unless and until the Participant becomes the record owner of such shares. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set as forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) if vested, with the consent of the Committee, in its sole discretion provided that any such transfer is permitted under the applicable securities laws. Notwithstanding the foregoing, Restricted Stock, once vested and free of any restrictions, may be transferred at will.

(j) Clawback. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Common Stock underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Notice.

(k) Limitations Period. Any Participant who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designee, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within one hundred and twenty (120) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one (1) year of such denial or deemed denial or be forever barred.

(l) Section 409A of the Code. It is intended that all Awards under the Plan be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code in order to avoid imposition of taxes, interest or penalties thereunder. The terms and conditions governing any Awards that the Committee determines will be subject to Code Section 409A, including any rules for payment, including elective or mandatory deferral of the payment or delivery of cash or Common Stock pursuant thereto, and any rules regarding treatment of such Awards in the event of a Corporate Change, shall be set forth in the applicable Award agreement and shall be intended to comply in all respects with Section 409A of the Code, and the Plan and the terms and conditions of such Awards shall be interpreted and administered accordingly. Further, no payment that constitutes deferred compensation subject to Code Section 409A that would otherwise be made under the Plan or an Award agreement upon a Participant’s Termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Code Section 409A. Whenever a payment under the Plan or an Award agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award or this Plan. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award agreement to the contrary, if a Participant is a “specified employee” as defined in Code Section 409A at the time of a Participant’s Termination of Service, then solely to the extent necessary to avoid the imposition of any additional taxes under Code Section 409A, the commencement of any payments or benefits under the Award shall be deferred until the date that is six (6) months following the Participant’s Termination of Service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the first day immediately following the end of such six-(6) month period (or death). Notwithstanding anything in this Plan to the contrary, to the extent that the Committee determines that any Award under the Plan may be subject to Section 409A of the Code, the Committee may, without a Participant’s consent, adopt such amendments to the Plan and the applicable Award agreement or take any other actions (including amendments and actions with retroactive effect), that the Committee, in its sole discretion, determines are necessary or appropriate to preserve the intended tax treatment of the Award, including without limitation, actions intended to (a) exempt the Award from Section 409A of the Code, or (b) comply with the requirements of Section 409A of the Code; provided, however, that nothing in this Subparagraph (l) shall create any obligation on the part of the Company or any of its Affiliates to adopt any such amendment or take any other such action or any liability for any failure to do so. Notwithstanding anything herein to the contrary, in no event shall the Company or its Affiliates have any obligation to indemnify or otherwise compensate any Participant for any taxes or interest imposed under Section 409A of the Code or similar provisions of state law.

(m) Notice. Unless otherwise provided in an Award Notice, any notice required herein of a Participant shall be delivered to the Company, c/o the Secretary, 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243; provided, however, that any Award transaction initiated through the Company’s approved broker shall constitute appropriate notice.

(n) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws principles.

(o) Deferrals. Subject to compliance with Section 409A of the Code and other applicable law, the Committee may from time to time establish procedures pursuant to which a Participant may defer on an elective or mandatory basis receipt of all or a portion of any Award on such terms and conditions as the Committee shall determine, including those applicable to any deferred compensation plan of the Company specified by the Committee. A Director may elect to receive any portion of the Director’s fees in the form of shares of Common Stock in lieu of cash, and further elect to defer receipt of such shares of Common Stock, pursuant to the rules and procedures set forth in Exhibit 1 hereto.

Exhibit 1

RULES AND PROCEDURES

FOR DEFERRAL OF

DIRECTORS’ FEES

A Director may elect to receive any portion of his or her Director’s fees in the form of shares of Common Stock in lieu of cash, and further elect to defer receipt of such shares of Common Stock pursuant to the rules and procedures set forth herein. Capitalized terms not defined herein shall have the meanings set forth in the Zion Oil & Gas, Inc. 2021 Omnibus Incentive Plan.

STOCK AND DEFERRAL ELECTION

The eligible individual Directors, on or before December 31 of each calendar year, may elect (such election, a “Stock and Deferral Election”), by filing a written notice to the Committee in such form as may be prescribed by the Committee from time to time (the “Stock and Deferral Election Form”) in the manner prescribed by the Committee, to receive a percentage of their Fees (which shall be set forth by the Committee in the Stock and Deferral Election Form) for the following calendar year in the form of shares of Common Stock (such fees, “Deferred Stock Fees”), the receipt of which shall be deferred until a later date elected by the Director (the “Deferral Date”).

With respect to the Deferred Stock Fees for each quarter, the number of shares to be issued for each quarter shall be determined by dividing the dollar amount of such portion of the Deferred Stock Fees that would otherwise be paid in cash to the Director for such quarter by the closing sales price per share of the Common Stock on the second day following the filing of the Company’s Quarterly Report on Form 10-Q relating to such quarter (or Annual Report on Form 10-K relating to the most recently completed fiscal year, in the case of the fourth quarter of such fiscal year) (such date, the “Determination Date”), as reported on the Nasdaq, or other stock or trading market on which the Company’s Common Stock is then traded, or if no closing sales price is reported or quoted on such date, then the closing sales price on the next following day on which the Common Stock was traded, as reported by the Nasdaq, or other stock or trading market, as the case may be.

Eligible Directors who are first elected or appointed to the Board during a particular calendar year, provided their service as a Director commences prior to the last quarter for such year, may elect to receive their Fees for that initial year of service in the form of Deferred Stock Fees by filing with the Committee a Stock and Deferral Election Form within the first thirty (30) days after the commencement date of their service as a Director (an “Initial Year Deferral Election”). A Director’s Initial Year Deferral Election will apply solely to the Fees to be received for the remaining full quarters of that year commencing after the date the Stock and Deferral Election Form is filed with the Committee. A Director who initially commences service during the last quarter of a year shall not be eligible to participate in the Plan for such commencement year.

The Stock and Deferral Election shall apply only to a single calendar year and shall be irrevocable for that year. Directors shall be fully vested in their right to receive Common Stock at all times.

The Deferral Date may be any date which is not earlier than the expiration of six (6) months from the close of the calendar quarter for which the Deferred Stock Fees were earned; provided, however, that each Stock and Deferral Election of a Director shall automatically terminate upon the earlier of (i) such Director’s “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the accompanying regulations issued thereunder) (“Separation from Service”) for any reason or (ii) the date of a Corporate Change of the Company.

Any eligible Director who makes a Stock and Deferral Election shall be credited with phantom units of Common Stock at the same time and in the same number as if such Director had elected not to defer such Deferred Stock Fees. The phantom units of Common Stock shall be subject to adjustment as set forth in Article XIII of the Plan, as if such shares represented by such phantom units had been issued. Any dividends that are payable with respect to outstanding Common Stock shall not be eligible for deferral hereunder and shall be paid to eligible Directors at the same time and in the same amount as if the shares of Common Stock represented by an electing Director’s phantom units hereunder were outstanding.

The Company shall issue shares of Common Stock in respect of Deferred Stock Fees (in book entry form) represented by a Director’s phantom units within thirty (30) days after the earliest to occur of (i) the Deferral Date, (ii) the date of the Director’s Separation from Service for any reason (including death) or (iii) the date of a Change in Control of the Company. Any fractional share of Common Stock shall be rounded up to the nearest whole share.

In the event of a Director’s death, the Company shall issue shares of Common Stock represented by the Director’s phantom units to the legal representative of the Director’s estate within thirty (30) days after the earliest to occur of (i) the date of the Director’s death, (ii) the Deferral Date, or (iii) the consummation of a Change in Control of the Company. Any fractional share of Common Stock shall be rounded up to the nearest whole share.

STOCK NON-DEFERRAL ELECTION

The eligible individual Directors, on or before March 1 of each calendar year, may elect (such election, a “Stock Non-Deferral Election”), by filing a written notice to the Committee in such form as may be prescribed by the Committee from time to time (the “Stock Non-Deferral Election Form”), to receive a percentage of any Fees (which shall be set forth by the Committee in the Stock Non-Deferral Election Form) for the second, third and fourth quarters of such calendar year that do not constitute Deferred Stock Fees in the form of shares of Common Stock (such fees, “Non-Deferred Stock Fees”). For the avoidance of doubt, (i) Directors shall not be eligible to make a Stock Non-Deferral Election with respect to Retainer Fees earned for the first quarter of such calendar year, and (ii) a Director’s Stock Non-Deferral Election shall only apply with respect to those Fees that are not Deferred Stock Fees (and the Director’s Stock Deferral Election Form shall be irrevocable and shall control which Fees constitute Deferred Stock Fees for any particular calendar year, regardless of the order in which the Director files such Director’s Stock and Deferral Election Form and Stock Non-Deferral Election Form for the applicable year with the Company). The Stock Non-Deferral Election shall apply only to a single calendar year and shall be irrevocable for that year. Directors shall be fully vested in their right to receive Common Stock at all times.

With respect to the Non-Deferred Stock Fees for each quarter, the number of shares to be issued for each quarter shall be determined by dividing the dollar amount of such portion of the Non-Deferred Stock Fees that would otherwise be paid in cash to the Director for such quarter by the closing sales price per share of the Common Stock on the applicable Determination Date, as reported on the Nasdaq, or other stock or trading market on which the Company’s Common Stock is then traded, or if no closing sales price is reported or quoted on such date, then the closing sales price on the next following day on which the Common Stock was traded, as reported by the Nasdaq, or other stock or trading market, as the case may be.

Eligible Directors who are first elected or appointed to the Board during a particular calendar year shall not be eligible to elect to receive their Fees for that initial year of service in the form of Non-Deferred Stock Fees.

The Company shall issue shares of Common Stock in respect of Non-Deferred Stock Fees (in book entry form) (or, in the case of a Director’s death, to the legal representative of the Director’s estate) as soon as practicable after the Determination Date, but in no event later than thirty (30) days after such Determination Date. Any fractional share of Common Stock shall be rounded up to the nearest whole share.

SETTLEMENT OF FEES IN CASH

Any portion of the Fees that are not Non-Deferred Stock Fees or Deferred Stock Fees will be paid to the Director in cash on a monthly basis.

ZION OIL & GAS INC.

Appendix – ISRAEL

To the 2021 OMNIBUS INCENTIVE PLAN

1. GENERAL

1.1 This appendix (the “Appendix”) shall apply only to Participants who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the payment of tax. The provisions specified hereunder shall form an integral part of the 2021 Omnibus Incentive Plan (the “Plan”) of the Company as defined in the Plan.

1.2 This Appendix is effective with respect to Awards to be granted according to the resolution of the Board, as such term is defined in the Plan and shall comply with Amendment no. 132 of the Israeli Tax Ordinance.

1.3 This Appendix is to be read as a continuation of the Plan and only refers to Awards granted to Israeli Participants so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 (the “Ordinance”), and any regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of Participants.

1.4 The Plan and this Appendix are complementary to each other and shall be deemed one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in this Appendix shall prevail with respect to Awards granted to Israeli Participants.

1.5 Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to them in the Plan.

2. DEFINITIONS

“Affiliate” means any subsidiary or affiliated company including any “employing Corporation” within the meaning of Section 102(a) of the Ordinance.

“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant, who is an Israeli Employee.

“Capital Gain Option” or “CGO” means an Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

“Company” means Zion Oil & Gas Inc., a US Delaware Company, or any other company which constitutes part of the Zion Oil & Gas Inc group of companies, including, inter alia, its Parent or Subsidiary or any other affiliate or successor company as the Board shall determine.

“Controlling Shareholder” means a controlling shareholder (Ba’al Shlita) as such term is defined in Section 32(9) of the Ordinance.

“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder.

“ITA” means the Israeli Tax Authorities.

“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

“Office Holders” [“Nose Misra”] - as such term is defined in the Companies Act, 1999, including, inter alia, any other person who is part of the upper management of the Company and who grants managerial services to the Company.

“OIO” Ordinary Income Option which means an Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

“Option” means an option to purchase one or more Shares of the Company pursuant to the Plan including 102 Options and 3(i) Options.

“102 Option” means any Option granted to Israeli Employees in accordance with and subject to Section 102 of the Ordinance.

“3(i) Option” means an Option granted in accordance with and subject to Section 3(i)of the Ordinance to any person who is a Non-Employee.

“Ordinance” means the Israeli Income Tax Ordinance (New Version) 1961, as now in effect or as hereafter amended.

“Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

“Trustee” shall mean any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Corporation’s shares are listed on any established stock exchange or a national market system or if the Corporation’s shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the provisions of Section 102(b)(3) of the Ordinance.

3. ISSUANCE OF OPTIONS; ELIGIBILITY

3.1 The persons eligible for participation in the Plan as participants shall include any Employees, Office Holders and/or Non-Employees of the Company as such term is defined in the Plan; provided, however, that (i) Employees may only be granted 102 Options and Office Holders may be granted 102 Options; and (ii) Non-Employees and/or Controlling Shareholders may only be granted 3(i)Options and Office Holders may be granted 3(i)Options..

3.2 The Company may designate Options granted to Israeli Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

3.3 The grant of Approved 102 Options shall be made under this Appendix adopted by the Board. The company will apply to the ITA for approval of the Plan, the Sub-Plan and the Trustee.

3.4 Approved 102 Option may either be classified as Capital Gain Option (CGO) or Ordinary Income Option (OIO).

3.5 The Company shall choose only one tax route for the Plan. The Corporation’s election of the type of Approved 102 Options as CGO or OIO granted to Israeli Employees (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Option under such Election. Once the Company has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the lapse of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election and only in accordance with Section 102(g) of the ITO.

Such Election shall become effective beginning the first Date of Grant of an Approved 102 Option under such Election and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options under such Election. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

3.6 All approved 102 Options must be held in trust by a Trustee, as described in Section 4 below.

3.7 For the avoidance of any doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

4. TRUSTEE

4.1 Approved 102 Options which shall be granted under the Plan and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights including, without limitation, bonus shares, shall be allocated or issued to the Trustee (and registered in the Trustee’s name in the register of members of the Corporation) and held for the benefit of the Participants for such period of time as required by Section 102 (the “Holding Period”). All certificates representing Shares issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the aforesaid trust as herein provided. In case the requirements for Approved 102 Options are not met, then the Approved 102 Options may be treated as Unapproved 102 Options, all in accordance with the provisions of Section 102.

4.2 Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Participants’ tax liabilities arising from Approved 102 Options which were granted to such Participant and/or any Shares allocated or issued upon exercise of such Options.

4.3 With respect to any Approved 102 Option, subject to the provisions of Section 102, an Participant shall not be entitled to sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102.

4.4 Upon receipt of Approved 102 Option, the Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan and this Appendix, or any Approved 102 Option or Share granted to him thereunder.

4.5 It should be emphasized that for this Appendix, the Company shall elect only one trustee.

5. FAIR MARKET VALUE FOR TAX PURPOSES

Solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant of the CGO, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Corporation’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

6. EXERCISE OF OPTIONS

6.1 Options shall be exercised by the Participant’s giving a written notice and remitting payment of the Purchase Price to the Company or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and the Trustee and when applicable, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company or the Representative and the payment of the Purchase Price at the Corporation’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

6.2 With respect to Unapproved 102 Options, if the Participant ceases to be employed by the Company or any Affiliate, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of Sale of Shares, all in accordance with the provisions of Section 102.

7. INTEGRATION OF SECTION 102 AND TAX COMMISSIONER’S PERMIT

7.1 With regards to Approved 102 Options, the provisions of the Plan and/or any Option Agreement entered into in conjunction with any Option Grant (the “Option Agreement”) shall be subject to the provisions of Section 102 and the Income Tax Commissioner’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Option Agreement.

7.2 Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Option Agreement, shall be considered binding upon the Company and the Participants.

8. TAX CONSEQUENCES

8.1 To the extent permitted by Applicable laws, any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and/or the Trustee or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participants agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

8.2 The Company and/or the Trustee shall not be required to release any Share certificate to an Participant until all required payments have been fully made by the Participant.

9. GOVERNING LAW & JURISDICTION

The competent courts of Tel-Aviv, Israel shall have sole jurisdiction to adjudicate any dispute that may arise in connection with the application, interpretation or enforcement of Section 102 including (without limitation) matters involving the Trustee and the Israeli tax consequences of the holding of the Options or the Shares in trust and the release and transfer of such Options or Shares by the Trustee.